UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AMERICAN WELL CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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AMERICAN WELL CORPORATION

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2021

Dear Stockholders:

We are pleased to notify you that we will hold the 2021 annual meeting of Stockholders (the “Annual Meeting”) on Tuesday, June 15, 2021 at 10:00 a.m. eastern time. The Annual Meeting will be in a virtual meeting format at www.proxydocs.com/AMWL.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters, all of which are discussed in greater detail in the accompanying proxy statement:

1.	Electing the director-nominees named in the proxy statement.

2.	Ratifying the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 19, 2021 may vote at the meeting or any postponement(s) or adjournment(s) of the meeting.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to make our proxy materials available to all of our stockholders over the Internet. We will be able to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 30, 2021, we will commence sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2021 annual meeting of stockholders and our 2020 annual report to stockholders. The Notice also provides instructions on how to vote online or vote by phone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Whether you plan to attend the Annual Meeting or not, it is important that you cast your vote either by remote communication at the meeting or by proxy. You may vote over the Internet, telephone or by mail. You are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

In order to attend the meeting online and vote your shares electronically during the meeting, you must register in advance at https://www.proxydocs.com/AMWL prior to the meeting. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting and will permit you to submit questions. Further information about how to attend the Annual Meeting online, vote your shares and submit questions is included in the accompanying proxy statement.

Thank you for your ongoing support of and interest in American Well Corporation.

By order of the Board of Directors,

Bradford Gay
General Counsel

April 30, 2021

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF AMERICAN WELL CORPORATION

TO BE HELD JUNE 15, 2021

This proxy statement (this “Proxy Statement”) and Notice of 2021 Annual Meeting of Stockholders are being provided to you in connection with the solicitation of proxies by our Board of Directors for use at our 2021 Annual Meeting of Stockholders, and any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held on June 15, 2021 at 10:00 a.m., eastern time, via live audio webcast at www.proxydocs.com/AMWL. Stockholders of record at the close of business on April 19, 2021 are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.

On or about April 30, 2021, we made available this Proxy Statement and the attached Notice of 2021 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we began sending the Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, containing our financial statements for the fiscal year ended December 31, 2020, accompanies the Proxy Statement and forms part of the proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2021

This Proxy Statement and our Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxydocs.com/AMWL. To view these materials, please have your 15-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report on Form 10-K and the Proxy Statement on the website of the Securities and Exchange Commission (the “SEC”), at www.sec.gov, or in the “SEC Filings” tab of the “Investors” section of our website at www.americanwell.com. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, by sending a written request to: Catherine Riley, Corporate Paralegal, American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

EXPLANATORY NOTE

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and therefore we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

We could be an emerging growth company through 2025, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates equals or exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.00 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately.

INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

American Well is soliciting proxies for the Annual Meeting. You are receiving a Proxy Statement because you owned shares of American Well common stock at the close of business on April 19, 2021, the record date for the Annual Meeting, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What is the purpose of the Annual Meeting?

At the Annual Meeting, the stockholders will be asked to consider and vote upon the following matters:

1.	Electing the director-nominees named in this Proxy Statement.

2.	Ratifying the appointment of PricewaterhouseCoopers LLP as American Well’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matter properly comes before the stockholders for a vote at the online meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

Why is the Annual Meeting being webcast?

Due to the ongoing public health impact of the COVID-19 pandemic and in the best interest of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only Annual Meeting. Stockholders will be able to attend the Annual Meeting online and submit questions by visiting www.proxydocs.com/AMWL. Stockholders will also be able to vote their shares electronically during the Annual Meeting by following the instructions during the registration process. If you are a beneficial holder and plan to vote at the meeting, please reach out to your broker in order to obtain a legal proxy.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials, including this Proxy Statement and our 2020 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you vote by Internet or telephone, please do not also mail your proxy card.

When is the record date for the Annual Meeting?

The record date for the meeting is April 19, 2021. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. At the close of business on the record date, there were 221,985,002 shares of Class A common stock outstanding, 12,889,768 shares of Class B common stock outstanding and 5,555,555 shares of Class C common stock outstanding.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination on the Internet through the virtual web conference during the Annual Meeting.

To how many votes am I entitled?

Holders of shares of Class A, Class B and Class C common stock will vote together as a single class on all matters, except that holders of Class C common stock do not have a vote with respect to the election of directors (Proposal 1 — Election of Directors).

Each share of Class A and Class C common stock are entitled to one vote per share on all matters presented for a vote, except that Class C common stock will not have the right to vote for elections of directors. Holders of Class B common stock are collectively entitled to a number of votes equal to the product of (x) 1.0408163 and (y) the total number of votes that would be cast by the holders of the Class A and Class C common stock, resulting in the Class B common stock collectively holding 51% of the voting power of all outstanding securities. Each share of Class B common stock is entitled to a number of votes equal to the total number of votes held by all Class B common stock divided by the total number of then outstanding shares of Class B common stock. Shares of Class B common stock are held by our founders, Ido Schoenberg and Roy Schoenberg, who have agreed to vote together as a group.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or nominee authorizing you to do so. Follow the instructions during the registration process for the Annual Meeting.

Your nominee has sent you instructions on how to direct the nominee’s vote in advance of the meeting through the voting instruction card. You may vote by following those instructions.

I share an address with another stockholder. What do I do if we received only one paper copy of the proxy materials and want additional copies, or we received multiple copies and want only one?

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, our annual report and proxy materials, to any stockholder of record at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, such stockholder of record may contact Catherine Riley, Corporate Paralegal, American

Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109, or by calling (617) 204-3500 or by emailing catherine.riley@amwell.com. Beneficial holders may contact their bank, brokerage firm, or other nominee to request information about householding.

Conversely, if stockholders of record living at the same address received multiple copies of our Notice and, if applicable, annual report and proxy materials, you may request delivery of a single copy by contacting Catherine Riley as set forth above. Beneficial holders may contact their bank, brokerage firm, or other nominee to request a single copy of the Notice and, if applicable, proxy materials and annual report.

How can I vote my shares in advance of the online meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the online meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet or telephone by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet or telephone, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Can I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by notifying the General Counsel in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total voting power of all outstanding securities entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all proposals, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

How can I vote my shares during the online meeting?

The Company will be hosting the Annual Meeting live online. After registration and receiving the links, you can attend the Annual Meeting live online at www.proxydocs.com/AMWL. The webcast will start at 10:00 a.m. eastern time. You may vote and submit questions while attending the meeting online.

Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.proxydocs.com/AMWL during the meeting. You will need your control number found in the Notice or proxy card. Shares held beneficially in street name may be voted by you at the meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the online meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the online meeting.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	“FOR” the election of the director-nominees to the Board (Proposal 1)

•	“FOR” ratifying the appointment of PricewaterhouseCoopers LLP as American Well’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 2).

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our Board of Directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

What vote is required to approve each proposal and how are votes counted?

Proposal 1 — Election of Directors	The election of directors requires a plurality vote of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the election of directors without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

Proposal 2 — Ratifying the Appointment of the Independent Registered Public Accounting Firm	The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a plurality of the votes of all classes of shares outstanding cast at the Annual Meeting. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote shares held in street name on this proposal without instructions from beneficial owners. As a result, we do not expect there will be any broker non-votes on this matter. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, the Audit Committee of the Board of Directors may reconsider its selection. The Audit Committee may reconsider the appointment of the accounting firm even if the Proposal is ratified if it is in the best interest of the Company.

How can I find out the results of the voting at the Annual Meeting?

Final voting results will be published in a current report on Form 8-K that will be filed within four business days after the Annual Meeting.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Catherine Riley, Corporate Paralegal of the Company, at (617) 204-3500. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed under the direction of our Board of Directors, which is currently comprised of ten members. Our Board of Directors may establish the authorized number of directors from time to time by resolution, subject to a minimum of five directors and a maximum of thirteen directors. There are no contractual obligations regarding the election of our directors. Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Our directors are divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our Class I directors, if elected at the Annual Meeting, will serve until the 2024 annual meeting of stockholders, our Class II directors will serve until the 2022 annual meeting of stockholders and our Class III directors will serve until the 2023 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by the Board of Directors among the three classes.

Our Board of Directors is currently comprised of ten members. Below is a list of the names, ages as of March 31, 2021 and classification of the individuals who currently serve as our directors.

Name	Class	Age	Position	Director Since

Ido Schoenberg, MD	III	56	Chairman, co-Chief Executive Officer	2006

Roy Schoenberg, MD, MPH	III	52	Director, co-Chief Executive Officer	2006

Deval Patrick	II	64	Director	2015

Brendan O’Grady	I	54	Director	2015

Dr. Peter Slavin	II	63	Director	2016

Dr. Nazim Cetin	III	43	Director	2018

Derek Ross	I	49	Director	2018

Stephen Schlegel	II	58	Director	2019

Dr. Delos (Toby) Cosgrove	II	80	Director	2019

Deborah Jackson	I	69	Director	2020

Director Biographies

Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board of Directors’ conclusion at the time of filing of this Proxy Statement that each person listed below should serve as a director.

Director Nominees (Class I Directors)

Derek Ross

Since January 2017, Mr. Ross has served as the Leader of the Philips Population Health Management business group. Prior to that position, Mr. Ross led the finance organizations for both the Healthcare Informatics and Population Health Management business groups at Philips from 2014 to 2017. Mr. Ross has more than 17 years of health care experience at Philips, during which time he held multiple leadership roles across several businesses. Mr. Ross holds a BA in Business Studies from Babson College as well as an MBA from the F.W. Olin Graduate School of Business at Babson College. We believe that Mr. Ross’s extensive experience in the health technology space and leadership skills make him a valuable addition to our Board of Directors.

Brendan O’Grady

Since November 2017, Mr. O’Grady has served as the Executive Vice President and Head of Teva Pharmaceuticals’ North America Commercial business and has nearly 30 years of experience in the pharmaceutical industry. He also serves as a member of Teva’s Executive Management Team. Prior to this position, Mr. O’Grady served as Chief Commercial Officer for Teva’s Global Specialty Medicine division, President and CEO of Teva’s North America Generic Medicine division and Vice President and Head of U.S. Market Access for Teva’s U.S. Specialty business. In that capacity, he was responsible for access within all third-party payer segments to include commercial, Medicaid, Medicare, federal, specialty pharmacy, as well as public and private exchanges and worked proactively with payers in the development of access strategies for Teva’s branded medicines. Prior to joining Teva, Mr. O’Grady spent 10 years with Sanofi predecessor companies in a variety of commercial and medical affairs roles that began in field sales. He serves on the board of the Pharmaceutical Research and Manufacturers of America and on the U.S. Investment Advisory Council. He holds a BS from Geneseo State University (SUNY Geneseo in Geneseo, NY) in Management Science and Marketing and an MBA from Baker University in Baldwins City, Kansas. We believe that Mr. O’Grady’s extensive experience in the pharmaceutical space and leadership skills make him a valuable addition to our Board of Directors.

Deborah Jackson

Since 2011, Ms. Jackson has served as the President of Cambridge College. From 2002 to 2011, Ms. Jackson served as the CEO of the American Red Cross of Eastern Massachusetts. Prior to that, she was Vice President of the Boston Foundation and Senior Vice President at Boston Children’s Hospital. She spent a decade early in her career at one of the country’s leading research and consulting firms, Abt Associates, where she served as the Deputy Director of its Healthcare and Income Security Group. Throughout her career, Ms. Jackson has served on numerous boards and commissions including serving on the Mayor’s Task Force on Healthcare Disparities as Co-Chair, the Group Insurance Commission of the Commonwealth of Massachusetts, the Board of Directors of Harvard Pilgrim Health Care, and the National Association of Corporate Directors. She currently serves as the Lead Director of Eastern Bankshares, Inc. and is a board member of the Eastern Bank Charitable Foundation and serves on the board of John Hancock Investments. Ms. Jackson holds a BA from Northeastern University and a Master in City Planning from the Massachusetts Institute of Technology. She is the recipient of honorary doctorate degrees from Curry College and Merrimack Valley College. We believe that Ms. Jackson’s extensive experience in the healthcare space and leadership skills make her a valuable addition to our Board of Directors.

Directors with Terms Expiring in 2022 (Class II Directors)

Deval Patrick, Director

Mr. Patrick serves currently as a Senior Advisor to Bain Capital and co-chair of American Bridge 21st Century Foundation, a progressive political action committee. He is the founder and, from April 2015 to December 2019, was Managing Partner of Bain Capital Double Impact, a growth equity fund that invests in commercial businesses for both competitive financial returns and positive social impact. From January 2007 to January 2015, he served as Governor of Massachusetts. He has been a senior executive in two Fortune 50 companies, a partner in two Boston law firms, and by appointment of President Bill Clinton, the Assistant Attorney General for Civil Rights in the United States Justice Department. He is a Rockefeller Fellow, a Crown Fellow of the Aspen Institute, and the author of two books. Mr. Patrick earned an AB cum laude from Harvard College and a JD from Harvard Law School. In addition to American Well, he serves on the boards of Global Blood Therapeutics, where he serves on the audit and nominating and governance committees; Cerevel Therapeutics, where he serves on the compensation committee; and Twilio, where he serves on the compensation committee. We believe that Mr. Patrick’s extensive experience in public policy, business management, and leadership make him a valuable addition to our Board of Directors.

Dr. Peter Slavin, Director

Since 2003, Dr. Slavin has served as the President of Massachusetts General Hospital. From 1999 to 2002, he served as Chairman and Chief Executive Officer of the Massachusetts General Physicians Organization, which included over 1,700 physicians and employed nearly 1,000 of them. From 1997 to 1999, Dr. Slavin served as President of Barnes-Jewish Hospital in St. Louis, Missouri. Before that, he did his training in Internal Medicine at Massachusetts General Hospital from 1984 to 1987 and was Senior Vice President and Chief Medical Officer from 1994 to 1997. Dr. Slavin teaches internal medicine and health care management at Harvard Medical School where he is a Professor of Health Care Policy. He served on the Board of the Association of American Medical Colleges and the Massachusetts Hospital Association. Dr. Slavin holds a BA from Harvard College, an MD from Harvard Medical School and an MBA from Harvard Business School. We believe that Dr. Slavin’s extensive experience in the healthcare space, his understanding of health systems and leadership skills make him a valuable addition to our Board of Directors.

Stephen Schlegel, Director

From August 2005 to February 2021, Mr. Schlegel has served as Vice President, Corporate Development at Anthem, Inc., a leading health benefits company. In this capacity, Mr. Schlegel was responsible for leading the company’s corporate development activities, managing mergers and acquisitions and corporate negotiations. He previously served from 1998 to 2005 as Vice President, Corporate Development and Strategy at Sprint. Mr. Schlegel holds a BA in accounting from Loras College and an MBA from the University of Chicago Booth School of Business. We believe that Mr. Schlegel’s extensive experience in the healthcare space, background in corporate development and leadership skills make him a valuable addition to our Board of Directors.

Dr. Delos (Toby) Cosgrove, Director

Since January 2018, Dr. Cosgrove has served as an Executive Advisor to the Cleveland Clinic and since July 2018, he has served as an Executive Advisor to the Google Cloud Healthcare and Life Sciences team. From 2004 to 2017, Dr. Cosgrove served as the CEO and President of the Cleveland Clinic. Dr. Cosgrove has more than 40 years of experience at the Cleveland Clinic, including serving as Chairman, Department of Thoracic and Cardiovascular Surgery from 1989 to 2004. Prior to joining the Cleveland Clinic, he was a surgeon in the U.S. Air Force, earning a Bronze Star. He has published nearly 450 journal articles and book chapters and holds 30 patents for medical innovations. He is a member of 16 scientific societies and has been consulted on healthcare issues by three successive presidential administrations. Dr. Cosgrove holds a BA from Williams College and an MD from the University of Virginia School of Medicine. He completed his clinical training at Massachusetts General Hospital and Brook General Hospital. We believe that Dr. Cosgrove’s extensive experience in the healthcare space, background in health systems and public policy and leadership skills make him a valuable addition to our Board of Directors.

Directors with Terms Expiring in 2023 (Class III Directors)

Ido Schoenberg, Chairman, co-Chief Executive Officer

Since 2007, Dr. Schoenberg has served as the Chairman and co-CEO of Amwell. He currently oversees the business operations of Amwell. In 1996, together with Phyllis Gotlib, he co-founded iMDSoft, a provider of enterprise software that automates hospital critical care units. He grew the company into a market leader with a large multi-national installed base in the United States, Europe and East Asia. In 2001, Dr. Schoenberg joined CareKey, Inc. as Chief Executive Officer and took the company through its acquisition by the TriZetto group. Dr. Schoenberg served as TriZetto’s Chief Business Strategy Officer until his departure in the summer of 2006. Dr. Schoenberg previously served as the chairman of iMDSoft’s scientific advisory board. Dr. Schoenberg holds an MD from the Sackler School of Medicine. We believe that Dr. Schoenberg’s extensive experience in the healthcare space, prior track record as a successful entrepreneur and leadership skills make him a valuable addition to our Board of Directors.

Roy Schoenberg, President, co-Chief Executive Officer

Since 2007, Dr. Schoenberg has served as President and co-CEO of Amwell. Dr. Schoenberg is the inventor of the American Well™ concept. Today, he directs all aspects of our technology and product development. Dr. Schoenberg was previously the founder of CareKey, Inc., a software vendor offering electronic health management systems. Dr. Schoenberg led CareKey through product development, market introduction, and the adoption of its solutions. Dr. Schoenberg continued to serve as Senior Vice President and Chief Internet Solutions Officer at TriZetto, following its acquisition of CareKey in December 2005. In 2013, Roy was appointed to the Federation of State Medical Boards’ task force delivering landmark guidelines for the “Appropriate Use of Telehealth in Medical Practice.” Dr. Schoenberg is the author of numerous publications, talks, and books in the area of medical informatics, many of which he published during his work at the Center for Clinical Computing at Harvard’s Beth Israel Deaconess Hospital, where he was a Fellow in Clinical Informatics from 1998 to 2001. Dr. Schoenberg holds an MD from the Hebrew University Medical School and an MPH in Healthcare Management from Harvard University. We believe that Dr. Schoenberg’s extensive experience in the healthcare space, prior track record as a successful entrepreneur and leadership skills make him a valuable addition to our Board of Directors.

Dr. Nazim Cetin, Director

Since August 2017, Dr. Cetin has served as the CEO of Allianz X. Dr. Cetin has more than a decade of leadership experience in investing, business development and entrepreneurship. Dr. Cetin joined Allianz X most recently from media conglomerate Bertelsmann, where from 2012 to 2017 he was a Vice President of Corporate Development & New Businesses as well as Head of Business Development. Prior to that position, he founded agora 42, a German magazine focusing on philosophy and economics, worked to expand the commercial finance division of Maple Bank internationally, served as a venture partner for Target Global, and as an advisor for many international VC funds and start-ups. He received his diploma in Economics from Eberhard-Karls-Universität Tübingen, an MSc in Economics and Management from Universitat Pompeu Fabra Barcelona, and a PhD in Economics from University Witten-Herdecke. We believe that Dr. Cetin’s extensive experience in the insurance space, international business background and leadership skills make him a valuable addition to our Board of Directors.

Relationships

Messers. O’Grady, Schlegel, Cetin and Ross were appointed directors pursuant to agreements between us and certain of our investors, whose board representation rights terminated upon the closing of our initial public offering. See “Certain Relationships and Related Person Transactions—Investors’ Rights Agreement.” Drs. Ido and Roy Schoenberg are siblings, and Dr. Ido Schoenberg and Phyllis Gotlib are married to each other.

Controlled Company

We are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (“NYSE”). Under these rules, a listed company for which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company.” Drs. Ido and Roy Schoenberg hold 51% of the total combined voting power of our outstanding common stock. As a result, we qualify for exemption from certain independence requirements, including the requirement that we have a Board of Directors composed of a majority of independent directors, and a compensation committee and a nominating and corporate governance committee be composed entirely of independent directors. We rely on the exemption from the requirement that our Compensation Committee be composed entirely of independent directors.

Director Independence

Under the NYSE listing standards, no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has “no material relationship” with the listed company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company.

Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that Stephen Schlegel, Deval Patrick, Dr. Peter Slavin, Dr. Nazim Cetin, Derek Ross, Dr. Toby Cosgrove and Deborah Jackson do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under applicable NYSE rules. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

Board Leadership Structure

Although our Board does not have a formal policy as to whether the roles of Chairman of our Board and Chief Executive Officer should be combined or separated, Dr Ido Schoenberg serves as both the Chairman of our Board and co-Chief Executive Officer. We do not have a lead independent director. Our Board believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing our Board and management to benefit from Dr. Ido Schoenberg’s extensive executive leadership and operational experience.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which have the composition and responsibilities described below. Our Board may establish other committees to facilitate the management of our business. Copies of the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available in the “Corporate Governance – Governance Overview” section of our investor relations website (http://investor.amwell.com). Members serve on these committees until their resignation or until otherwise determined by our Board.

The following table sets forth the standing committees of our Board and the members of each such committee as of the date of this Proxy Statement:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Deval Patrick	Member	—	—
Brendan O’Grady	—	Chair	—
Dr. Peter Slavin	—	Member	Member
Dr. Nazim Cetin	—	Member	Chair
Derek Ross	Member	—
Stephen Schlegel	Chair	—

Audit Committee

The Board of Directors has determined that all audit committee members meets the requirements for independence under the current NYSE listing standards and satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. Each member of our audit committee is financially literate. In addition, our Board of Directors has determined that Derek Ross is an “audit committee financial expert” as defined in

Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on our audit committee financial expert any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our Board of Directors. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code, and, other than Brendan O’Grady, meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

The Compensation Committee may delegate any of its responsibilities to subcommittees or the chair of the committee and may delegate to one or more of our officers the authority to make grants of equity awards to individuals who are not subject to Section 16 of the Exchange Act, as it deems appropriate. The committee did not delegate any such authority in 2020.

For a description of the role of our executive officers and independent compensation consultant in determining or recommending the amount or form of executive and director compensation, see “Executive Compensation—Elements of Compensation.”

Nominating and Governance Committee

Our nominating and corporate governance committee consists solely of independent members. Our nominating and governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board of Directors;

•	reviewing and recommending our Corporate Governance Guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	assisting our Board of Directors on corporate governance matters.

Attendance at Board, Committee and Stockholder Meetings

During 2020, our Board had 19 meetings, our Audit Committee had 9 meetings, our Compensation Committee had 6 meetings, and our Nominating and Corporate Governance Committee had no meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our Board on which such director served (held during the period of such director’s committee service). Our non-employee directors, as well as our independent directors, meet in regularly scheduled sessions, typically after a scheduled Board meeting. Our Board has not formally selected a director to preside at either our executive sessions of non-employee directors or our executive sessions of independent directors. Instead, the participating directors designate a presiding director for the session.

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage our directors to attend such meetings. This Annual Meeting will be our first annual meeting of our stockholders. We did not hold a 2020 annual meeting of stockholders because our Class A common stock began trading only in September 2020.

Stockholder Communications with Our Board

Our Board has adopted a formal process by which stockholders and other interested parties may communicate with our Board, our independent directors as a group or any of our directors. Stockholders and other interested parties may send written communications addressed to our Secretary at American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109. Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to our Board or the applicable director(s). The purpose of this screening is to allow our Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and product inquiries).

Code of Ethics and Corporate Governance Guidelines

Our Board of Directors has adopted a code of ethics that applies to all of our employees, officers and directors, including our President and co-Chief Executive Officer, Chairman and co-Chief Executive Officer and other executive and senior financial officers. The full text of our codes of business conduct and ethics are posted on the investor relations section of our website at https://investors.amwell.com/governance/governance-documents/default.aspx. We intend to disclose future amendments to our codes of business conduct and ethics, or any waivers of such code, on our website or in public filings.

The full text of our corporate governance guidelines are posted on the investor relations section of our website at https://investors.amwell.com/governance/governance-documents/default.aspx.

Director Nomination Process

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director candidates. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors.

Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, experience of particular relevance to us and the Board of Directors, accomplishments, superior credentials, independence, area of expertise, and the highest ethical and moral standards.

In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors and the Company. Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating committee may take into account such factors as gender, race, ethnicity, differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board of Directors. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board of Directors the director nominees for selection.

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders of the Company who are stockholders of record at the time of the submission of the director recommendation and on the record date for the determination of stockholders entitled to vote at the annual meeting. The Nominating and Corporate Governance committee will evaluate such recommendations in accordance with the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.

A stockholder that wants to recommend a candidate for election to our Board of Directors should direct the recommendation in writing to the Company, attention of the General Counsel at American Well Corporation, 75 State Street., 26th Floor, Boston, MA 02109. The recommendation must include the candidate’s name, age, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our Board of Directors.

Nominations for directors must comply with our bylaws, including the deadlines and information requirements.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Such risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. In addition to oversight of the performance of our external auditors, our Audit Committee also monitors compliance with legal and regulatory requirements and reviews related party transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines.

Hedging Policy

Transactions in derivative securities may reflect a short-term and speculative interest in our securities and may create the appearance of impropriety. Trading in derivatives may also focus attention on short-term performance at the expense of our long-term objectives. Therefore, our Insider Trading Policy prohibits our directors, officers and employees from engaging in transactions to hedge ownership of our common stock, including publicly traded options, such as puts and calls, and other derivative securities with respect to our Class A common stock. Stock options, stock appreciation rights and other securities issued pursuant to our benefit plans or other compensatory arrangements with us are not subject to this prohibition.

Non-Employee Director Compensation

The following table sets forth information concerning the compensation earned by each of our non-employee directors during the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)		All Other Compensation ($)		Total ($)
Nazim Cetin	$75,000	$400,003	—		—		$475,003
Stephen Schlegel	$75,000	$400,003	—		—		$475,003
Stanley Morten(2)	$75,000	—	—		$419,349	(3)	$494,349
Brendan O’Grady	$75,000	$400,003	—		—		$475,003
Deval Patrick	$75,000	$400,003	$306,240	(4)	—		$781,243
Derek Ross	$75,000	—	—		—		$75,000
Peter Slavin	$75,000	$400,003	—		—		$475,003
Delos Cosgrove	$75,000	$400,003	—		—		$475,003
Deborah Jackson(5)	$18,750	$400,003	—		—		$418,753

(1)

The aggregate number of RSU awards outstanding for each of our non-employee directors as of December 31, 2020 was: Mr. Cetin, 15,498; Mr. Schlegel, 15,498; Mr. O’Grady, 15,498; Mr. Patrick, 15,498; Mr. Slavin, 15,498; Mr. Cosgrove, 15,498; and Ms. Jackson, 15,498.

(2)	Mr. Morten ceased to be a director in September 2020.
(3)	Represents amounts paid to Mr. Morten in connection with his departure from the board, including a $100,000 cash payment and accelerated vesting of stock options.
(4)	The aggregate number of option awards outstanding held by Mr. Patrick as of December 31, 2020 was 52,800. No other non-employee directors held option awards as of such date.
(5)	Ms. Jackson was appointed to our Board of Directors on October 6, 2020.

All of our non-employee directors are eligible to receive compensation for their service on our Board of Directors. Board members who are also our employees are not paid additional compensation for their service on our board.

Prior to November 2, 2020, our non-employee directors received the following compensation: (i) annual cash retainer of $75,000 for each year of service paid in advance and (ii) an initial stock option grant to purchase 264,000 shares of our Class A common stock, which vest with respect to 25% of the options on the first anniversary of the grant date and with respect to the remaining 75%, in equal quarterly installments thereafter. On November 2, 2020, each of our non-employee directors received an initial grant of restricted stock units (“RSUs”) having a fair market value of $400,000, which vest in equal installments on each of the first three anniversaries of the grant date.

On November 2, 2020, our Board of Directors adopted a new director compensation policy, under which our non-employee directors are eligible to receive annual cash retainers and RSU grants, as follows: (i) annual cash retainer of $75,000, paid in quarterly installments in arrears, (ii) an initial RSU grant with a fair market value of $400,000 to be made in connection with the director’s appointment to the Board of Directors following this Annual Meeting, which vests in equal annual installments over three years, and (iii) an annual RSU grant with a fair market value of $200,000 to be made in connection with our annual meeting of stockholders, which vests on the earlier of (A) the day immediately preceding the date of our first annual meeting of stockholders following the date of grant and (B) the first anniversary of the date of grant.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 10 members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. One class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, three Class I directors will be elected for a three-year term. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal.

Nominees

Our Board of Directors has nominated Derek Ross, Brendan O’Grady and Deborah Jackson for election as Class I directors at the Annual Meeting. If elected, each of Mr. Ross, Mr. O’Grady and Ms. Jackson will serve as Class I directors until the 2024 annual meeting of stockholders or until their successors are elected and qualified, or their earlier death, resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Mr. Ross, Mr. O’Grady and Ms. Jackson. Mr. Ross, Mr. O’Grady and Ms. Jackson have each consented to being named as a nominee for director and agreed to continue to serve if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board of Directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of Class I directors requires a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the election of directors without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS I DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2021. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2016.

At the Annual Meeting, stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by our amended and restated bylaws or other applicable legal requirements. However, our Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by our stockholders, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2021 if our audit committee believes that such a change would be in the best interests of the Company and its stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP for our fiscal years ended December 31, 2020 and 2019.

	2020	2019
Audit Fees(1)	$2,600,000	$1,438,000

Audit-Related Fees	—	—
Tax Fees(2)	6,000	20,000
All Other Fees(3)	2,756	461,524

Total Fees	$2,608,756	$1,919,524

(1)

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings. This category also includes fees for professional services provided in connection with our initial public offering, including comfort letters, consents and review of documents filed with the SEC.

(2)	Tax Fees consist of fees for tax compliance and tax advice.
(3)	Represent fees billed for advisory services in 2019 and the subscription to an online accounting disclosure checklist and research tool

Auditor Independence

In the fiscal year ended December 31, 2020, there were no other professional services provided by PricewaterhouseCoopers LLP that would have required our audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. Since our initial public offering, all fees paid to PricewaterhouseCoopers LLP have been pre-approved by our audit committee.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a plurality of the votes of all classes of shares outstanding cast at the Annual Meeting. Abstentions will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2021.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The audit committee reviewed and discussed our audited consolidated financial statements with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The audit committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC. The audit committee also has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2021. Our Board of Directors recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the audit committee of the Board of Directors:

Stephen Schlegel (Chair)
Derek Ross
Deval Patrick

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers and their respective ages as of March 31, 2021. Officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Position
Ido Schoenberg, MD	56	Chairman, co-Chief Executive Officer

Roy Schoenberg, MD, MPH	53	President, co-Chief Executive Officer

Phyllis Gotlib	64	President, International

Keith W. Anderson	48	Chief Financial Officer

Kurt Knight	42	Chief Operating Officer

Mary Modahl	58	Chief Marketing Officer

Jason Medeiros	47	Chief Information Officer

Bradford Gay	45	Senior Vice President, General Counsel

Amber Howe	44	Chief People Officer

Serkan Kutan	44	Chief Technology Officer

For the biographies of Drs. Ido Schoenberg and Roy Schoenberg, see the section titled “Board of Directors and Corporate Governance—Continuing Directors.”

Phyllis Gotlib, President, American Well International

Since January 2018, Ms. Gotlib has been responsible for overseeing Amwell’s international expansion efforts. She is also currently and has been an executive partner at Flare Capital, a venture capital firm dedicated to digital health since May 2016. In 1996, Ms. Gotlib co-founded and served as CEO of iMDSoft, a provider of enterprise software that automates hospital critical care units that she led from inception until August 2013. Prior to iMDSoft, she founded PS Gluck, a diamond trade company, and was a managing partner at Tactic Capital Markets, a boutique investment firm, where she focused on healthcare investments.

Keith W. Anderson, Chief Financial Officer

Since August 2018, Mr. Anderson has served as Chief Financial Officer of Amwell overseeing all Company finance, accounting and M&A efforts as Amwell rapidly expands in the U.S. and global markets. He joined Amwell after 25 years of healthcare investment banking and public accounting experience. Most recently, from 2015 to 2018, Mr. Anderson was a member of the specialized Healthcare Information Technology (HCIT) investment banking team at Piper Jaffray and previously led the HCIT efforts at Lehman Brothers and Barclays. He started his investment banking career at SalomonSmithBarney (Citi) working in both its New York and London offices. In 2018, Mr. Anderson won The Deal’s “Healthcare Investment Banker of the Year” and in 2017 was named a Global M&A Network “Top 50 M&A Dealmaker”. He was formerly a CPA at Ernst & Young working in their audit and M&A groups and graduated from the University of Notre Dame with degrees in accounting and theology. He also received an MBA from the Ross School of Business at the University of Michigan.

Kurt Knight, Chief Operating Officer

Since 2019, Mr. Knight has served as our Chief Operating Officer. He previously served from 2018 to 2019 as Head of Business Operations. He is responsible for the delivery of Amwell products and services to our customer base. Since joining in 2011, he previously held roles as head of Clinical Services and Corporate Development. Prior to Amwell he was a manager in the healthcare practice at the Boston Consulting Group. Mr. Knight holds a BA in Economics from Brigham Young University, a Master of Public Health from Columbia University, and an MBA from Harvard Business School.

Mary Modahl, Chief Marketing Officer

Since 2012, Ms. Modahl has served as our Chief Marketing Officer, where she leads the Company’s programs in business marketing, communications and consumer engagement. During this time, since April 2018, she has also held the title of General Manager, Marketing Solutions. She was previously the Chief Marketing Officer from 2010 to 2011 at QuantiaMD, the Senior Vice President, Marketing and Government Affairs at Health Dialog from 2008 to 2011 and before that a management consultant at World Healthcare Congress. She is currently a board member of IANS Research and serves on the Advisory Board at Brodeur Partners. Ms. Modahl holds an AB in economics from Harvard College.

Jason Medeiros, Chief Information Officer

Since 2018, Mr. Medeiros has served as our Chief Information Officer, where he leads the Company’s IT, engineering, cybersecurity, compliance and hosting operations. Prior to this, he was Senior Vice President and Corporate Security Officer and Vice President, Hosting at the Company from 2010 to 2018. Before joining Amwell in 2007, he was a Director of Signaling Systems & Intelligent Network Engineering at BCGI and a Senior Signaling Engineer and Sr. consultant to various wireless carriers. Mr. Medeiros holds an MS in information security and a BA in political science, both from Brandeis University.

Brad Gay, Senior Vice President, General Counsel

Since 2013, Mr. Gay has served as our Senior Vice President, General Counsel, with responsibility for the Company’s legal & regulatory affairs, including facilities, procurement and insurance matters. In 2013, he was also appointed Secretary of NTN, a telehealth physician management company founded as a joint venture between Amwell and Anthem. Prior to joining Amwell, Mr. Gay was a member of the legal team at Dell EMC where he managed an international legal team dedicated to supporting a business unit with annual revenues of approximately $1 billion. In that position, Mr. Gay also managed a team of risk and compliance professionals tasked with ensuring the business unit’s regulatory compliance. While at EMC, Mr. Gay also held roles supporting the corporate development team on mergers & acquisitions, equity investments, technology transfers and other strategic licensing and go-to-market partnerships. Earlier in his career, Mr. Gay worked as a corporate transactional attorney at the international law firm Bingham McCutchen LLP, where he specialized in securities offerings, SEC compliance, mergers, financings and corporate governance matters. Mr. Gay holds a JD from Duke University School of Law and a BA from Middlebury College. He is admitted to practice law in Massachusetts.

Amber Howe, Chief People Officer

Since March 2020, Ms. Howe has served as our Chief People Officer, where she leads the Human Resources department and is responsible for driving people strategies to support business priorities. Prior to this, Ms. Howe was Executive Vice President and Chief Human Resources Officer at Beacon Health Options from 2017 to 2020. She was previously Senior Vice President and Senior HR Business Director, Retail and Customer Experience at Santander Bank from 2014 to 2017. Prior to these positions, she served in senior HR roles at TD and Citizens Bank. Ms. Howe holds a MPA from Grand Valley State University and a BS in Social Work and Sociology from Calvin University.

Serkan Kutan, Chief Technology Officer

Since August 2020, Mr. Kutan has served as Chief Technology Officer of Amwell, where he is responsible for the building and scaling of Amwell’s telehealth platform. Mr. Kutan brings extensive experience in leading technology teams across the healthcare industry and joins Amwell from Haven, a joint venture established by Amazon, Berkshire Hathaway and JPMorgan Chase, where he was the CTO from 2019 to 2020. Previously, Mr. Kutan served as the CTO of Zocdoc from 2015 to 2019. Prior to this, Mr. Kutan held key technology leadership roles at Amazon, Goldman Sachs and Microsoft. Mr. Kutan holds a BS in Computer Science from Bilkent University in Turkey.

EXECUTIVE COMPENSATION

As an “emerging growth company,” as defined in the JOBS Act, we have elected to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as defined in the Exchange Act, except as otherwise provided herein. This section provides information on the compensation awarded to, earned by or to our chief executive officers and our three other most highly compensated executive officers during our fiscal years ended December 31, 2020 and December 31, 2019 (collectively referred to as our “named executive officers” or “NEOs”). For 2020, our NEOs were:

Name	Position
Ido Schoenberg, MD	Chairman, co-Chief Executive Officer

Roy Schoenberg, MD, MPH	President, co-Chief Executive Officer

Phyllis Gotlib	President, International

Keith W. Anderson	Chief Financial Officer

Kurt Knight	Chief Operating Officer

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(4)	Total ($)
Ido Schoenberg	2020	$650,000	$1,988,675	$65,651,689	$950,625	(3)	$12,112	$69,253,101
Chairman & Chief Executive Officer	2019	$650,000	$162,500	—	$487,500		$11,365	$1,311,365

Roy Schoenberg	2020	$650,000	$1,988,675	$65,651,689	$950,625	(3)	$6,325	$69,247,314
President & Chief Executive Officer	2019	$650,000	$162,500	—	$487,500		$6,000	$1,306,000

Keith W. Anderson	2020	$409,375	$684,337	$6,560,400	$621,563		$46,458	$8,322,133
Chief Financial Officer	2019	$400,000	$105,000	$7,619,315	$315,000		$119,867	$8,559,182

Phyllis Gotlib(5)	2020	$400,474	—	$11,990,000	$497,250		$69,229	$12,956,953
President, American Well International

Kurt Knight	2020	$378,125	—	$6,560,400	$497,250		$9,000	$7,444,775
Chief Operating Officer	2019	$337,500	$62,500	$5,099,000	$187,500		$8,250	$5,694,750

(1)

For 2020, the amounts in this column represent (i) for each of our co-CEOs, the bonuses paid pursuant to their employment agreements, as described under “Employment Arrangements—Employment Agreements—Ido and Roy Schoenberg” below and for our co-CEOs the portion of the annual bonuses paid with respect to 2020 performance based on the discretion of our Board of Directors and (ii) for Mr. Anderson, the portion of the annual bonuses paid with respect to 2020 performance based on the discretion of our Board of Directors, and a discretionary bonus paid in 2020 for exceptional performance, including the successful filing of our S-1. For 2019, the amounts in this column represent the portion of the annual bonuses paid to our NEOs with respect to 2019 performance based on the discretion of our Board of Directors.

(2)

The amounts reported in this column represent the aggregate grant date fair value of RSUs granted to our NEOs during 2019 and 2020, as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSU awards are described in Note 18 to our audited consolidated financial statements and Note 11 to our unaudited condensed consolidated financial statements included in our Annual Report on Form 10-K.

(3)	The amounts in this column represent bonuses earned in respect of annual cash incentives.
(4)

The amounts in this column represent, for 2020, (i) for Messrs. Ido and Roy Schoenberg, concierge health services; (ii) for Mr. Anderson, 401(k) plan matching contributions ($8,550), expenses related to relocation ($37,008) and a cell phone allowance; (iii) for Ms. Gotlib, amounts contributed to her pension ($63,394) and additional amounts relating to gifts and recuperation, and (iv) for Mr. Knight, 401(k) plan matching contributions ($8,550) and a cell phone allowance.

(5)

The amounts provided to Ms. Gotlib were paid in NIS and have been converted into U.S. dollars for purposes of this table using the conversion rate in effect on December 31, 2020 as reported on the Oanda (NIS 0.31052: USD $1).

Elements of Compensation

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing our long-term value and supporting strategic initiatives. Total compensation and other benefits for our named executive officers consist of the following elements:

•	base salary;

•	annual cash incentive compensation;

•	long-term equity incentives; and

•	other broad-based benefits.

Our compensation committee is responsible for the compensation programs for our executive officers and directors and reports to our Board of Directors on its discussions, decisions and other actions. In 2020, the compensation committee engaged Aon Consulting Rewards Solutions team (“Aon”), an independent compensation consulting firm, to assist it in evaluating competitive compensation practices, including the identification of an appropriate peer group for executive compensation comparison purposes, reviewing data from the peer group proxy statements and relevant market data from the Radford High Technology Survey on each element of executive and Board compensation, developing guidance for each element, and commenting on the appropriateness of the recommendations submitted by management. Accordingly, Aon serves at the discretion of our compensation committee. Our President and co-CEOs assisted in developing, and presented to the compensation committee for its review and approval, management’s recommendations for our compensation program and specific awards for our executive team (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data. Our compensation committee makes decisions as to total compensation for each executive officer, and it provides a recommendation to the Board of Directors regarding the compensation for our co-CEOs.

Our compensation committee periodically, and at least annually, considers and assesses Aon’s independence, including whether Aon has any potential conflicts of interest with the Company or members of the compensation committee. In connection with its engagement in 2020, our compensation committee conducted such a review in accordance with applicable SEC and NYSE rules, which included a review of the services provided to us by Aon, the total fees paid to Aon as a percentage of Aon’s total revenue, Aon’s policies to avoid potential conflicts of interest, any business or personal relationships between Aon and any member of our compensation committee or management team and any ownership of our common stock by Aon’s team that provided our executive and director compensation services. In 2020, we paid Aon approximately $217,000 for executive officer and director compensation services, and we paid Aon approximately $839,000 for additional services relating to supplemental non-executive compensation analyses and corporate risk and brokerage. Based on that review and considering all of the above factors, our compensation committee concluded that it was not aware of any conflict of interest that had been raised by work performed by Aon or the individual consultants employed by Aon that perform services for the compensation committee as independent compensation consultants.

Base Salary

The base salaries of our named executive officers as of April 1, 2021 were as follows:

Name	Base Salary

Ido Schoenberg	$650,000

Roy Schoenberg	$650,000

Keith Anderson	$485,000

Phyllis Gotlib	$485,000

Kurt Knight	$485,000

Annual Cash Incentive Compensation

Our named executive officers were eligible to receive cash incentives in respect of performance during the 2020 fiscal year. For 2020, Mr. Anderson, Ms. Gotlib and Mr. Knight had a target cash incentive that was assigned by our co-CEOs and reviewed and approved by the compensation committee of our Board of Directors. Our compensation committee generated a target incentive and criteria for each of our co-CEOs which were then approved by our Board of Directors.

Cash incentives for the 2020 fiscal year were awarded subject to the achievement of both corporate and individual performance goals. Corporate performance objectives were based on company revenue and utilization thresholds. Individual performance goals were established and evaluated by, in the case of our co-CEOs, our compensation committee (as approved by our Board of Directors), and, in the case of Mr. Anderson, Ms. Gotlib and Mr. Knight, our co-CEOs. Each of our named executive officers had an annual incentive target, expressed as a percentage of the named executive officer’s base salary. For 2020, these annual incentive targets were 150% for each of our co-CEOs, 100% for Mr. Anderson, 80% for Ms. Gotlib, and 80% for Mr. Knight. The executives are eligible to receive up to 125% of their incentive targets for performance in excess of the target corporate performance goal. Individual performance modifiers are applied based on an executive’s achievement of individual goals, unique to each position. The actual amount that each of our named executive officers received for 2020 is reported in the “Summary Compensation Table” above.

Compensation Plans

After reviewing market data provided by, and consulting with, Aon, our compensation committee granted long-term incentive (“LTI”) awards to NEOs, with an aggregate grant date value (based on closing price) determined commensurate with the NEOs’ roles and in recognition of their individual performance during the prior year. In 2020, our compensation committee granted RSUs to promote retention and continuity of management while considering competitive market practices.

2020 Equity Incentive Plan

In July and August 2020, our Board of Directors adopted, and our stockholders approved, respectively, the American Well Corporation 2020 Equity Incentive Plan (the “2020 Plan”), under which we may grant cash and equity incentive awards with respect to shares of our Class A common stock to eligible service providers in order to attract, motivate and retain the talent for which we compete. In 2020, our NEOs received grants of RSUs under the 2020 Plan, the vesting terms of which are described below under “Outstanding Equity Awards at Fiscal Year-End”.

In the event of a “change in control” of the Company (as defined in the 2020 Plan), the plan administrator has broad discretion to take action under the 2020 Plan. To the extent that the surviving entity in the change in control declines to assume or substitute for outstanding awards, the plan administrator may provide that all such awards will terminate in exchange for cash or other consideration, or become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

2020 Employee Stock Purchase Plan

In July and August 2020, our Board of Directors adopted, and our stockholders approved, respectively, the 2020 Employee Stock Purchase Plan (the “ESPP”), which became effective as of January 1, 2021, with the commencement of the first offering period under the ESPP to be determined by the plan administrator. Rights granted under the ESPP will be issued only with respect to shares of our Class A common stock. The ESPP is administered by our compensation committee.

Under the terms of the ESPP, eligible employees will be provided the opportunity to purchase shares of our Class A common stock through the exercise of stock options granted during offering periods established by the administrator based on participants’ applied payroll deductions of up to a fixed dollar amount or percentage of their eligible compensation. The purchase price per share of our Class A common stock will equal 85% of the lower of either (a) the Common Stock’s fair market value on the first trading day of an offering period (in either case, the “enrollment date”) or (b) the Common Stock’s fair market value on the applicable “purchase date” of the offering period.

Participants may voluntarily end their participation in the ESPP prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of Class A common stock. Participation will end automatically upon a participant’s termination of employment.

In the event of certain transactions or events affecting our Class A common stock, such as any stock dividend or other distribution, reorganization, merger, consolidation or other corporate transaction, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of any of the foregoing transactions or events or certain significant transactions, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property, or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

American Well Corporation 2006 Employee, Director and Consultant Stock Plan

In November 2006, our Board of Directors adopted our 2006 Employee, Director and Consultant Stock Plan (the “2006 Plan”), under which we have granted incentive stock options (“ISOs”), non-qualified stock options (NQSOs”) and RSUs. In connection with the adoption and approval of the 2020 Plan, the then-remaining shares of our common stock reserved for grant or issuance under the 2006 Plan became available for issuance under the 2020 Plan, and no further grants will be made under the 2006 Plan. In connection with our initial public offering, the common shares underlying outstanding awards granted under the 2006 Plan were reclassified into shares of Class A common stock, except that shares underlying awards held by Messrs. Ido and Roy Schoenberg were exchanged for shares of Class B common stock.

In the event a participant’s service relationship with us or an affiliate ceases for any reason other than for “cause” (as defined in the 2006 Plan) or due to death or “disability” (as defined in the 2006 Plan), the award agreement will provide for the term during which any vested options may be exercised, provided that an ISO may not be exercised later than three months after the termination date. Unless the terms of an award agreement provide otherwise, in the event of a participant’s termination of service other than for cause or due to death or disability before all vesting conditions have been satisfied, then any RSUs that are not vested as of the termination date will be forfeited. In the event of certain corporate transactions, the plan administrator or the successor Board of Directors must, with respect to outstanding awards, (i) provide for the continuation of awards and substitution of shares with shares of the acquiring entity or (ii) terminate all awards in exchange for a cash payment equal to the excess of the fair market value of the shares of our common stock subject to such awards over the exercise price or purchase price, if any. In the case of options, the plan administrator or successor Board of Directors may also require that options be exercised within a specified number of days after which they will be terminated.

Retirement Benefits

We maintain a tax-qualified defined contribution plan (the “401(k) Plan”), under which our employees, including our named executive officers, are eligible to participate. Under the 401(k) Plan, participants may defer a portion of their annual compensation on a pre-tax basis. In addition, we make a matching contribution of up to 3% of a participant’s contribution.

We do not provide a pension plan for employees (other than as may be statutorily required by applicable law) and none of our named executive officers participates in a nonqualified deferred compensation plan.

Other Benefits

Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our named executive officers, and our named executive officers do not receive additional benefits outside of those offered to our other employees.

Executive Employment Arrangements

Ido and Roy Schoenberg

On June 18, 2020, we entered into an employment agreement with each of our co-CEOs. Each agreement provides for a three-year term, with automatic annual renewals unless either party provides at least 90 days’ notice of non-renewal. During the term, Mr. Ido Schoenberg will continue to serve as Chairman and co-CEO and Mr. Roy Schoenberg will continue to serve as President and co-CEO, provided our Board of Directors may adjust each co-CEO’s position, title and duties in consultation with the co-CEO. Any such adjustment will not constitute “good reason” (as defined in the agreement) under the agreements as long as the co-CEO remains in a “C-suite” level role.

Each employment agreement provides for the co-CEO’s base salary of $650,000, a target annual cash bonus opportunity of up to 150% of base salary and participation in our benefit plans on terms no less favorable than those offered to our other senior executives. Each agreement also provides for additional compensation, as follows:

•	a cash award of $1 million, payable upon entering into the agreement;

•	adjustment of the vesting schedule for stock options granted in 2018 (the “2018 Options”) from four years to two years, effective upon entering into the agreement;

•

a grant of RSUs with respect to 2,860,880 shares of our Class B common stock vesting over a three-year period from January 1, 2019 to January 1, 2022 (the “2019 RSUs”), granted upon entering into the agreement;

•	a grant of RSUs with respect to up to 1.5% of our fully-diluted outstanding capital stock (all classes) (the “IPO RSUs”), of which 50% (or 1,615,375 shares of Class A common stock)

were granted upon the closing of our initial public offering of shares of Class A common stock based on the closing price per share of our Class A common stock on such date, and the remaining 50% (or 1,615,375 shares of Class A common stock) were granted on the 180-day anniversary thereof. The IPO RSUs are scheduled to vest over a three-year period, with one-third vesting on the first anniversary of September 21, 2020 and the remaining vesting in equal quarterly installments thereafter; and

•	eligibility to receive additional equity grants during the employment term, as determined by our Board of Directors in its discretion, provided that no such grants will be made before March 1, 2021.

In the event of a corporate transaction, all outstanding equity awards will vest and be paid or become exercisable, as applicable, in full.

In the event of a termination of the co-CEO’s employment by us for “cause” (as defined in the agreement) or by the executive without good reason, the co-CEO will be entitled to receive certain accrued compensation and benefits, and, in the case of a resignation without good reason only, continued vesting of the 2018 Options, 2019 RSUs and IPO RSUs. On a termination of the co-CEO’s employment due to death or disability, in addition to the accrued compensation and benefits, the co-CEO will be entitled to receive, subject to his execution and non-revocation of a release of claims, (i) any earned but unpaid prior year bonuses, (ii) a pro-rata bonus for the year of termination (based on target performance) and (iii) accelerated vesting of outstanding equity awards (with any applicable performance goals achieved at target performance). In the case of a termination of the co-CEO’s employment upon his retirement, in addition to the accrued compensation and benefits, he will be entitled to receive, subject to his execution and non-revocation of a release of claims, continued vesting of outstanding equity awards.

In the event of a termination of the co-CEO’s employment by us without cause or by the executive for good reason before he receives the second tranche of the IPO RSUs, he will receive the RSUs, fully vested, on their originally scheduled grant dates. In addition, each co-CEO will be entitled to receive, in addition to the accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to his execution and non-revocation of a release of claims, the following severance payments and benefits:

•	a pro-rata bonus for the year of termination (based on actual performance at year-end);

•	three times then-current base salary, paid in equal installments over the 36-month period following the termination date;

•	accelerated vesting of outstanding equity awards (with any applicable performance goals achieved at target performance); and

•	Company-paid COBRA premiums during the 36-month severance period.

If the Company provides notice of non-renewal of the employment term, the co-CEO will be entitled to receive, subject to his execution and non-revocation of a release of claims, accelerated vesting of the IPO RSUs.

Each agreement provides for restrictions on non-competition (during employment and for (A) 24 months following a termination of employment without cause or resignation for good reason or (B) 12 months following any other termination event), non-solicitation of customers and employees (during employment and for 24 months post-termination), confidentiality (in perpetuity) and mutual non-disparagement (in perpetuity). A description of the intellectual property arrangements applicable to each of our co-CEOs is described below under “—Restrictive Covenant Agreements”.

Keith Anderson

On September 7, 2020, we entered into an employment agreement with Keith Anderson, which was amended effective March 24, 2021. The agreement provides for a three-year term, with automatic annual renewals after the end of the initial term unless either party provides at least 90 days’ notice of non-renewal. During the employment term, Mr. Anderson will serve as our Chief Financial Officer.

The agreement provides for a base salary of $425,000, a target annual cash bonus opportunity of 100% of base salary and participation in our benefit plans on terms no less favorable than those offered to our other senior executives. In addition, Mr. Anderson is eligible to receive equity grants under the 2020 Plan during the employment term, as determined by our compensation committee in its discretion.

In the event of a termination of Mr. Anderson’s employment by us for “cause” or by him without “good reason” (each as defined in the agreement), or upon expiration of the employment term following notice of non-renewal by him, Mr. Anderson will be entitled to receive certain accrued compensation and benefits. On a termination of Mr. Anderson’s employment due to his death or disability, in addition to the accrued compensation and benefits, he will be entitled to receive, subject to his execution and non-revocation of a release of claims, any earned but unpaid prior year bonus and any unvested equity awards will be governed by the terms of the applicable plan and/or award agreement.

On a termination of Mr. Anderson’s employment by us without cause or by him for good reason, or upon expiration of the employment term following notice of non-renewal by us, Mr. Anderson will be entitled to receive, in addition to the accrued compensation and benefits and earned but unpaid prior year bonuses, subject to his execution and non-revocation of a release of claims, the following severance payments and benefits:

•	a pro-rata bonus for the year of termination (based on actual performance through the termination date), paid in a lump sum;

•	one times then-current base salary, paid in equal installments over the 12-month period following the termination date;

•

accelerated vesting of any outstanding equity awards that are scheduled to vest within one year of the termination date, provided that under certain specified good reason scenarios, all unvested equity awards will vest in full; and

•	Company-paid COBRA premiums during the shorter of one year or the continuation period for which he is eligible.

In the event Mr. Anderson’s employment is terminated by us without cause or by him with good reason, or upon expiration of the employment term following notice of non-renewal by us, in each case within one month before or 24 months following a Change in Control (as defined under the 2020 Plan), Mr. Anderson will be entitled to receive, in addition to the accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to his execution and non-revocation of a release of claims, the following enhanced severance payments and benefits:

•	then-current target bonus for the year of termination, paid within 30 days following the termination date;

•	one times then-current base salary, paid in equal installments over the 12-month period following the termination date;

•	accelerated vesting of all outstanding equity awards (with applicable performance goals treated as achieved at target); and

•	Company-paid COBRA premiums during the shorter of one year or the continuation period for which he is eligible.

Mr. Anderson is subject to restrictions on non-competition (during employment and for 12 months post-termination), non-solicitation of customers and employees (during employment and for 24 months post-termination), confidentiality (in perpetuity), the assignment of intellectual property rights and mutual non-disparagement.

Phyllis Gotlib

On January 1, 2018, we entered into an employment agreement with Phyllis Gotlib, the terms of which are governed under Israeli law. The agreement provides for an indefinite term, provided that either party may terminate the agreement with at least 30 days’ prior written notice. During the employment term, Ms. Gotlib will serve as President of American Well International.

The agreement provides for an initial base salary of $318,750 (plus a gross amount in respect of an overtime payment of $56,250 per year), an initial annual cash bonus opportunity of up to $300,000, and participation in certain benefit plans, including a company-provided insurance policy or pension fund (which includes both company and employee contributions and is provided in lieu of severance pay component), annual recreation allowance, education fund and travel allowance, in each case as provided under Israeli law. All payments provided pursuant to the immediately preceding sentence are paid in NIS.

In the event of a termination of the agreement, Ms. Gotlib will receive the current amount held under her insurance policy or pension fund (as applicable), including both company and employee contributions, subject to the execution of a written agreement.

Ms. Gotlib is subject to restrictions on non-competition (during employment and for 12 months post-termination), non-solicitation of customers and service providers (during employment and for 24 months post-termination), confidentiality (in perpetuity) and the assignment of intellectual property rights.

Kurt Knight

On August 26, 2020, we entered into an employment agreement with Kurt Knight. The agreement provides for a three-year term, with automatic annual renewals after the end of the initial term unless either party provides at least 90 days’ notice of non-renewal. During the employment term, Mr. Knight will serve as our Chief Operating Officer.

The agreement provides for an initial base salary of $425,000, a target annual cash bonus opportunity of 80% of base salary and participation in our benefit plans on terms substantially comparable to those offered to our other senior executives. In addition, Mr. Knight is eligible to receive equity grants under the 2020 Plan (as defined below) during the employment term, as determined by our compensation committee in its discretion.

In the event of a termination of Mr. Knight’s employment by us for “cause” or by him without “good reason” (each as defined in the agreement), Mr. Knight will be entitled to receive certain accrued compensation and benefits. On a termination of Mr. Knight’s employment due to his death or disability, in addition to the accrued compensation and benefits, Mr. Knight will be entitled to receive, subject to his execution and non-revocation of a release of claims, any earned but unpaid prior year bonus and any unvested equity awards will be governed by the terms of the applicable plan and/or award agreement.

On a termination of Mr. Knight’s employment by us without cause or by him for good reason, Mr. Knight will be entitled to receive, in addition to the accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to his execution and non-revocation of a release of claims, the following severance payments and benefits:

•	a pro-rata bonus for the year of termination (based on actual performance through the termination date), paid in a lump sum;

•	one times then-current base salary, paid in equal installments over the 12-month period following the termination date; and

•	Company-paid COBRA premiums during the shorter of one year or the continuation period for which he is eligible.

In addition, any outstanding equity awards held by Mr. Knight at the time of termination will be governed by the terms of the applicable plan and/or award agreement.

On a termination of Mr. Knight’s employment upon expiration of the employment term, Mr. Knight will receive the accrued compensation and benefits and his outstanding equity awards will be treated in accordance with the terms of the applicable plan and/or award agreement.

In the event Mr. Knight’s employment is terminated by us without cause or by him with good reason within one month before or 24 months following a Change in Control (as defined under the 2020 Plan), Mr. Knight will be entitled to receive, in addition to the accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to his execution and non-revocation of a release of claims, the following enhanced severance payments and benefits:

•	then-current target bonus for the year of termination, paid within 30 days following the termination date;

•	one times then-current base salary, paid in equal installments over the 12-month period following the termination date;

•	accelerated vesting of all outstanding equity awards (with any applicable performance goals treated as achieved at target levels); and

•	Company-paid COBRA premiums during the shorter of one year or the continuation period for which he is eligible.

Mr. Knight is subject to restrictions on non-competition (during employment and for 12 months post-termination), non-solicitation of customers and employees (during employment and for 12 months post-termination), confidentiality (in perpetuity), the assignment of intellectual property rights and mutual non-disparagement.

Restrictive Covenant Agreements

The non-competition , non-solicitation, confidentiality and, in the case of Mr. Anderson, Ms. Gotlib, and Mr. Knight assignment of intellectual property, covenants applicable to each of our NEOs are described above under “Employment Agreements”. In addition, each of our co-CEOs has entered into a restrictive covenant agreement with us which provides for the assignment of intellectual property rights.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for our named executive officers as of the end of our fiscal year ended December 31, 2020.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Ido Schoenberg	10/25/2018	(1)	1,764,883	—	$5.56	10/25/2028	—	—
	6/18/2020	(2)	—	—	—	—	1,192,039	$30,194,348
	9/21/2020	(3)	—	—	—	—	1,615,375	$40,917,449
Roy Schoenberg	10/25/2018	(1)	1,764,883	—	$5.56	10/25/2028	—	—
	6/18/2020	(2)	—	—	—	—	1,192,039	$30,194,348
	9/21/2020	(3)	—	—	—	—	1,615,375	$40,917,449
Keith Anderson	8/13/2019	(4)	—	—	—	—	440,916	$11,168,402
	8/12/2020	(5)	—	—	—	—	423,500	$10,727,255
Phyllis Gotlib	10/25/2018	(6)	151,246	68,754	$5.56	10/25/2028	—	—
	10/30/2020	(7)	—	—	—	—	302,500	$7,662,325
Kurt Knight	6/26/2012	(8)	74,899	—	$1.77	6/26/2022	—	—
	6/9/2014	(9)	175,999	—	$1.80	6/9/2024	—	—
	10/28/2015	(10)	87,999	—	$2.21	10/28/2025	—	—
	4/25/2018	(11)	165,000	99,000	$5.51	4/25/2028	—	—
	12/5/2019	(12)	—	—	—	—	660,000	$16,717,800
	8/12/2020	(13)	—	—	—	—	423,500	$10,727,255

(1)

Reflects grants of 1,764,883 nonqualified stock options (“NQSOs”), each of which had an exercise price of $5.56, and which vested in full on October 25, 2020. A portion of these stock options were granted as incentive stock options (“ISOs”) and were converted into NQSOs on June 18, 2020.

(2)	Reflects grants of 2,860,880 RSUs which vested 50% on July 1, 2020 and vest in equal quarterly installments for one and a half years thereafter.
(3)	Reflects grants of 1,615,375 RSUs which vest 1/3rd on September 21, 2021 and in equal quarterly installments for two years thereafter.
(4)	Reflects a grant of 1,322,746 RSUs which were vested 1/9th on the grant date and vest in equal 1/9th installments for two years thereafter.
(5)	Reflects a grant of 616,000 RSUs which were vested 25% on the grant date and vest in equal quarterly installments for three years thereafter.
(6)	Reflects grants of 220,000 NQSOs, which had an exercise price of $5.56, and which vested 25% on October 25, 2019 and vest in equal quarterly installments for three years thereafter.
(7)	Reflects a grant of 440,000 RSUs which were vested 25% on the grant date and vest in equal quarterly installments for three years thereafter.
(8)	Reflects grants of 124,203 ISOs and 7,796 NQSOs, each of which had an exercise price of $1.77, and which vested in full on April 4, 2016.
(9)	Reflects grants of 114,012 ISOs and 61,987 NQSOs, each of which had an exercise price of $1.80, and which vested in full on January 1, 2018.
(10)	Reflects grants of 53,530 ISOs and 34,469 NQSOs, each of which had an exercise price of $2.21, and which vested in full on October 28, 2019.
(11)

Reflects grants of 63,800 ISOs and 200,200 NQSOs, each of which had an exercise price of $5.51, and which vested 25% on April 25, 2019 and vest in equal quarterly installments for three years thereafter.

(12)	Reflects a grant of 880,000 RSUs which vested 25% on December 5, 2020 and vest in equal quarterly installments for three years thereafter.
(13)	Reflects a grant of 616,000 RSUs which were vested 25% on the grant date and vest in equal quarterly installments for three years thereafter.

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column) (#)(2)

Equity compensation plans approved by security holders
2006 Plan	10,639,459	2.02	—
2020 Plan	137,500	—	27,210,783
ESPP	—	—	3,084,218
Equity compensation plans not approved by security holders	—	—	—

Total	10,776,959	2.02	30,297,651

(1)

The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)

Our 2020 Plan and ESPP each contain an evergreen provision pursuant to which the number of shares reserved for issuance under that plan will automatically increase on the first day of each fiscal year in accordance with the formula set forth in that plan. Under the 2020 Plan, the number of shares will be increased in an amount equal to the lesser of (i) 5% of the number of outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (ii) such smaller amount as determined by our Board of Directors. Under the ESPP, the number of shares will be increased in an amount equal to the lesser of (a) 1% of the number of shares of Class A common stock outstanding as of the effective date of our IPO, or 1,542,109 shares, (b) 1% of the outstanding number of shares of all classes of our common stock on the final day of the immediately preceding calendar year or (c) such smaller number of shares of Class A common stock as determined by our board of directors. The number of shares reported in this column does not include the 11,780,205 and 0 shares that became available for issuance as of January 1, 2021 pursuant to our 2020 Plan and ESPP, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Class A and Class B common stock, as of March 31, 2021 by:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 220,554,807 shares of Class A common stock, 13,419,900 shares of Class B common stock and 5,555,555 shares of Class C common stock outstanding as of March 31, 2021. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. This table is based on information supplied by officers and directors and by Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless noted otherwise, the address of all listed stockholders is c/o American Well Corporation 75 State Street, 26th Floor, Boston, MA 02109. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned							% of Total Voting Power(1)
	Class A			Class B		Class C
	Shares	%		Shares	%	Shares	%
5% Equity Holders
Allianz SE(3)	11,342,707	5.1%		—	—	—	—	2.5%
Directors and Executive Officers
Ido Schoenberg(4)	6,507,000	3.0%		8,638,243	50.0%	—	—	26.9%
Roy Schoenberg(4)	6,507,000	3.0%		8,788,243	50.0%	—	—	26.9%
Phyllis Gotlib	211,246		*	—	—	—	—		*
Keith W. Anderson	1,144,047		*	—	—	—	—		*
Kurt Knight	808,538		*	—	—	—	—		*
Mary Modahl	464,743		*	—	—	—	—		*
Jason Medeiros	551,572		*	—	—	—	—		*
Bradford Gay	531,217		*	—	—	—	—		*
Amber Howe	55,001		*	—	—	—	—		*
Serkan Kutan	—	—		—	—	—	—	—
Deval Patrick	161,700		*	—	—	—	—		*
Brendan O’Grady	231,000		*	—	—	—	—		*
Dr. Peter Slavin	302,000		*	—	—	—	—		*
Dr. Nazim Cetin	—	—		—	—	—	—	—
Derek Ross	—	—		—	—	—	—	—
Stephen Schlegel	—	—		—	—	—	—	—
Dr. Delos (Toby) Cosgrove	264,000		*	—	—	—	—		*
Deborah Jackson	—	—		—	—	—	—	—
All current directors and executive officers as a group (18 persons)	17,739,064	8.0%		17,426,486	100.0%	—	—	54.8%

*	Denotes less than 1% of beneficial ownership.
(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock and Class C common stock, as a single class. The holders of our Class B common stock will at all times be entitled to 51% of our voting power, and holders of our Class A common stock and Class C common stock are entitled to one vote per share (except that holders of Class C common stock do not vote on director elections).

(2)	BLANK
(3)

This information is based solely on a Schedule 13G filed on February 16, 2021. Allianz SE exercises sole voting power and sole dispositive power with respect to 11,342,707 shares of Class A common stock. The shares of Class A common stock are held of record by Allianz Strategic Investments SARL. Allianz Strategic Investments SARL is wholly owned by Allianz Finance II Luxembourg SARL. Allianz Finance II Luxembourg SARL is wholly owned by Allianz SE. Allianz SE is the ultimate parent entity of Allianz Strategic Investments SARL and has sole voting and dispositive power with respect to the shares held by Allianz Strategic Investments SARL. The principal business address of Allianz SE is Koeniginstrasse 28, 80802 Munich, Germany.

(4)	Both Ido Schoenberg and Roy Schoenberg have agreed to vote together as a group and accordingly may be deemed to have beneficial ownership of each other’s stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, during our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Board of Directors and Corporate Governance” and “Executive Compensation”

Preferred Stock Financings

In 2020, we had multiple closings for sales of shares of our Series C convertible preferred stock, resulting in the issuance of 170,000 shares at $75.00 per share and 1,342,750 shares at $100.00 per share. The following table sets forth the number of shares of our Series C convertible preferred stock purchased by one of our directors and certain related parties and their affiliates:

Name	Number of Shares	Price per Share
Allianz Strategic Investments S.a.r.l.	73,000	$100

All of our preferred stock converted to Class A common stock on a 8.8-to-1 basis immediately prior to the closing of our initial public offering.

Investors’ Rights Agreement

We entered into our Second Amended and Restated Investors’ Rights Agreement, dated as of October 8, 2010, as amended by the First Amendment to the Second Amended and Restated Investors’ Rights Agreement, dated as of November 1, 2016, the Second Amendment to the Second Amended and Restated Investors’ Rights Agreement, dated as of May 29, 2018, the Third Amendment to the Second Amended and Restated Investors’ Rights Ab fr45greement, dated as of September 5, 2019, and the Fifth Amendment and Joinder to the Second Amended and Restated Investors’ Rights Agreement, dated as of September 21, 2020 (collectively, our “Investors’ Rights Agreement”), with certain holders of our capital stock, including entities with which certain of our directors, Messrs. O’Grady, Schlegel, Cetin and Ross, are affiliated. These stockholders are entitled to rights with respect to the registration of their shares under the Securities Act.

The Investors’ Rights Agreement and related investor agreements provided for other rights and obligations, including certain drag-along and tag-along rights, as well as pre-emptive rights to participate in issuances by us of equity and Board of Directors representation, but these obligations all terminated immediately prior to the closing of our initial public offering.

Provision of Telehealth Services

We also contract with and provide telehealth services to certain affiliated parties, including Teva Pharmaceuticals, Anthem and Cleveland Clinic. For additional information, see Note 22 to our audited consolidated financial statements and Note 14 to our unaudited condensed consolidated financial statements included in our Annual Report on Form 10-K.

Loan to Officer

During the year ended December 31, 2019, we entered into secured promissory notes with our Chief Financial Officer in the amount of $1.78 million at stated interest rates of approximately 1.6%, compounded annually. These loans were to fund the taxes associated with the restricted stock units and are collateralized by all of the capital stock of the Company that the employee owned or would own in the future and the employee’s personal assets. These loans are recorded within prepaids and other current assets in our consolidated balance sheet. The loans outstanding were repaid immediately prior to the filing of the registration statement for our initial public offering.

Transactions with Certain of Our Executive Officers and Other Employees

In connection with our initial public offering, we repurchased 1,340,356 shares of Class A and Class B common stock from certain of our executive officers and other employees at a purchase price per share equal to the initial public offering price per share of our Class A common stock to permit such executive officers and other employees to pay taxes owed in connection with the vesting of equity awards. The following table sets forth the cash proceeds that our executive officers and other employees received from the purchase by us of Class A and Class B common stock in connection with our initial public offering:

Names	Shares of Class A or Class B Common Stock Repurchased	Cash Proceeds ($)
Ido Schoenberg	459,142	6,314,664
Roy Schoenberg	459,142	6,314,664
Keith Anderson	322,716	4,190,802
Kurt Knight	51,517	727,369
Jason Medeiros	29,439	415,648
Bradford Gay	18,400	259,780

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that the Company shall hold harmless and indemnify each indemnitee against all expenses and losses actually and reasonably incurred by him or her by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case, to the fullest extent permitted under the DGCL.

Policy Concerning Related Person Transactions

Our Board of Directors has adopted a written policy, which we refer to as the related person transaction approval policy, for the review of any transaction, arrangement or relationship in which we are a participant, if the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our total equity (or his or her immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest. This policy was not in effect when we entered into the transactions described above.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to the chairman of our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider relevant facts and circumstances. The Audit Committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. In the event that any member of the Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction; provided, however, that such Audit Committee member may be counted in determining the presence of a quorum at the meeting of the Audit Committee at which such transaction is considered. If we become aware of an existing related person transaction which has not been approved under the policy, the matter will be referred to the Audit Committee. The Audit Committee will evaluate all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the Committee to consummate a related person transaction, the chairman of the Audit Committee may approve such transaction in accordance with the related person transaction approval policy. Any such approval must be reported to the Audit Committee at its next regularly scheduled meeting.

Transactions with Others

Dr. Ido Schoenberg’s son, Dan Wahrhaft, is employed with the Company as Senior Director, Sales & Account Management. Mr. Wahrhaft received aggregate compensation, inclusive of his base salary, bonus, equity awards and Company contribution under the Company’s defined contribution retirement plan, of $223,067 for his employment in the year ended December 31, 2020.

OTHER MATTERS

As of the date of this Proxy Statement, our Board knows of no other business that will be conducted at our Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Class A common stock to file with SEC reports showing ownership of and changes in ownership of the Company’s common stock and other equity securities. On the basis of information submitted by the Company’s directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal year 2020 other than as noted below.

Messrs. Ido and Roy Schoenberg each filed one late Form 4 relating to the October 1, 2020 vesting of RSUs and associated withholding of shares in satisfaction of tax obligations. Phyllis Gotlib filed late Form 4s relating to the October 30, 2020 and December 1, 2020 vesting of RSUs and associated withholding of shares in satisfaction of tax obligations.

Fiscal Year 2020 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2020 are included in our Annual Report on Form 10-K filed with the SEC on March 26, 2021. This Proxy Statement and our Annual Report are posted on our investor relations web page at https://investors.amwell.com in the “Financials” section under “SEC Filings” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to American Well Corporation, Attention: Catherine Riley, Corporate Paralegal, American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109 .

Company Website

We maintain a website at www.americanwell.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.

2022 ANNUAL MEETING OF STOCKHOLDERS

The 2022 annual meeting of stockholders is expected to be held on June 15, 2022. If you wish to submit a proposal to be considered at the 2022 annual meeting of stockholders, you must comply with the following procedures. Any communication to be made to our Secretary as described below should be sent to our Secretary at American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109.

Proxy Statement Proposal

Stockholders wishing to present a proposal for inclusion in our proxy materials for the 2022 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), must timely submit their proposals so that they are received by our Secretary no later than December 29, 2021 (120 calendar days prior to the anniversary of our mailing this Proxy Statement). The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement and any such proposal must comply with the requirements of Rule 14a-8 in order to be considered for inclusion in our proxy materials for the 2022 annual meeting of stockholders.

Other Proposals and Director Nominations

Assuming the 2022 annual meeting of stockholders is held on June 15, 2022, stockholders wishing to nominate a candidate for election to our Board or propose other business at this annual meeting, other than pursuant to Rule 14a-8 of the Exchange Act, must submit a written notice so that it is received by our Secretary no earlier than December 17, 2021 (180 calendar days prior to the anniversary of the 2021 Annual Meeting), nor later than February 15, 2022 (120 calendar days prior to the anniversary of the 2021 Annual Meeting). Any stockholder proposal or director nominations must comply with our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

amwell YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: American Well Corporation Annual Meeting of Stockholders For Stockholders as of record on April 19, 2021 TIME: Tuesday, June 15, 2021 10:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/AMWL for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Bradford Gay and Keith Anderson, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of American Well Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/AMWL " Cast your vote online " Have your Proxy Card ready " Follow the simple instructions to record your vote PHONE Call 1-844-391-4762 " Use any touch-tone telephone " Have your Proxy Card ready " Follow the simple recorded instructions MAIL " Mark, sign and date your Proxy Card " Fold and return your Proxy Card in the postage-paid envelope provided

American Well Corporation Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To elect three Class I directors to serve until the 2024 annual meeting of stockholders: FOR WITHHOLD 1.01 Derek Ross #P2# #P2# FOR 1.02 Brendan O'Grady #P3# #P3# FOR 1.03 Deborah Jackson #P4# #P4# FOR FOR WITHHOLD 2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021. #P5# #P5# FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/AMWL Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date